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                                                                      EXHIBIT 99
                                                                      ----------

              GEORGIA-PACIFIC CORPORATION - GEORGIA-PACIFIC GROUP
                     CANADIAN EMPLOYEES STOCK PURCHASE PLAN
                     --------------------------------------

                   Amended and Restated as of August 28, 1995
          Including all Subsequent Amendments as of November 17, 2000

     1.  PURPOSE
         -------

         This Plan is hereby established to be administered as an employees profit sharing plan as defined in section 144(1) of the Tax Act and to enable Employees to acquire shares of the Company through payroll deductions with financial assistance provided by Participating Employers.

     2.  DEFINITIONS
         -----------

         As hereinafter used in the Plan:

         (a)     "Account" means any account maintained in the Plan pursuant to
                 Section 8(a) or Section 8A hereof.

         (b) "Accountholder" means any Member or former Member in respect of whom an Account or Accounts are maintained in the Plan.

         (c) "Additional Employer Contribution" means a contribution made to the Plan by a Participating Employer pursuant to section 7 hereof.

         (d) "Affiliated Company" means any corporation that is related to the Company within the meaning of the Tax Act.

         (e) "Basic Contribution" means any contribution that is a Basic Employer Contribution or a Basic Member Contribution.

         (f) "Basic Employer Contribution" means a contribution made by a Participating Employer pursuant to section 6 hereof.

         (g) "Basic Member Contribution" means a Member Contribution at the contribution rate of from 1% to 6% (inclusive) of the Member's Compensation.

         (h) "Company" means Georgia-Pacific Corporation and any successor thereto, by merger or otherwise.

         (i) "Compensation" means the amount of basic salary or wages paid by a Participating Employer to a Member during each pay period (or portion thereof) during which such person is a Member, including overtime but excluding bonuses, incentive pay and fringe benefits and, for greater certainty, excluding any Employer Contributions made pursuant to this Plan.

         (i.1) "Crown Vantage" means Crown Vantage Inc. and any successor thereto, by merger or otherwise.

         (i.2) "Crown Vantage Account" means the Account required to be maintained by the Trustee pursuant to Section 8A(a) hereof.

         (i.3) "Crown Vantage Shares" means the Common shares of Crown Vantage and includes fractions thereof.

         (j)     "Effective Date" means September 1, 1989.

         (k) "Employee" means a person who is employed on a full-time basis by a Participating Employer, otherwise than on a temporary seasonal basis, but shall not include any person who is an "insider" of the Company within the meaning of section 16 of the United States Securities Exchange Act of 1934.

         (l) "Employer Contribution" means any contribution that is a Basic Employer Contribution or an Additional Employer Contribution.

         (m) "Market Value" means, with reference to Shares, the closing market price thereof on the relevant day on The New York Stock exchange, or if there has been no sale of Shares on such Exchange on the relevant day, then the closing market price thereof on such Exchange on the most recent business day on which there has been a sale of Shares on such Exchange and, with reference to Crown Vantage Shares, means the closing quotation therefor on the relevant day on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if there has been no quotation on the relevant day, then the closing quotation therefor on the most recent business day on which there has been a quotation for the Crown Vantage Shares on NASDAQ.

         (n) "Member" means an Employee who has elected to participate in the Plan pursuant to the provisions of section 4 hereof and who is making Member Contributions to the Plan.

         (o) "Member Contributions" means the contributions of a Member to the Plan pursuant to the provisions of section 5 hereof.

         (p) "Participating Employer" means and includes Fort James Canada Inc. and any other Affiliated Company that shall have elected to participate in the Plan with the consent of the Company.

         (q) "Plan" means the Georgia-Pacific Corporation - Georgia-Pacific Group Canadian Employees Stock Purchase Plan, as created hereby.

         (r) "Plan Administrator" means one or more persons appointed by the Company from time to time to administer the Plan.

         (s) "Prior Plan" means the James River Corporation of Virginia Stock Purchase Plan.

         (t) "Restricted Account" means the Account maintained by the Trustee for an Accountholder pursuant to section 8(a)(i) hereof.

         (u) "Service" means an Employee's period of employment with a Participating Employer or any Affiliated Company, beginning with the date of commencement of the Employee's employment and ending with the date of severance from employment, and including periods of service with a predecessor employer whose stock or assets are acquired by the Company, a Participating Employer or an Affiliated Company, except to the extent that the Board of Directors of the Company otherwise provides.

         (v) "Shares" means the Georgia-Pacific Group Common Stock and includes fractions thereof.

         (w) "Tax Act" means the Income Tax Act (Canada), as amended from time to time.

         (x) "Trustee" shall mean National Trust Company or such successor or successors as may be appointed for purposes of the Plan pursuant to section 13 hereof.

         (y) "Unrestricted Account" means the Account maintained by the Trustee for an Accountholder pursuant to section 8(a)(ii) hereof.

     3.   ELIGIBILITY
          -----------

          Each Employee shall be eligible to become a Member in the Plan on the first day of any calendar month on or after the Effective Date on which he has completed a 30 day period of Service.

     4.  PARTICIPATION
         -------------

         (a) Participation in the Plan shall be entirely voluntary and shall not be construed to give any Employee the right to be employed or to continue to be employed by a Participating Employer.

         (b) An Employee who is eligible may elect to become a Member in the Plan by submitting the enrollment form prescribed from time to time by the Company indicating his desired level of Member Contributions in accordance with the provisions of section 5, and such enrollment form shall for all purposes be deemed to be an application to become a Member in the Plan.

     5.  CONTRIBUTIONS BY MEMBERS
         ------------------------

         (a) Member Contributions to the Plan shall be made by Members by means of regular payroll deductions.

         (b) A Member shall indicate on the enrollment form that percentage of his Compensation which is to be deducted by the Company as Member Contributions and deposited in the Plan on behalf of the Member. A Member may contribute any whole percentage of his Compensation from 1% to 10%. Notice of the amount which a Member wishes to so contribute shall not be effective with respect to any payment of Compensation made to him in a calendar month unless such notice is received by the Plan Administrator 15 days prior to the commencement of such calendar mouth. Any such notice shall remain in effect until it is changed or revoked.

         (c) A Member may decrease or increase the level of his Member Contributions (but, for greater certainty, not below 1% and not above 10% of his Compensation) effective as of the first payment to him of Compensation in any calendar month, provided that notice of such change in Member Contributions shall be given on a change in enrollment form and shall not be effective with respect to any payment of Compensation in any calendar month unless such notice is received by the Plan Administrator 15 days prior to the commencement of such calendar month.

         (d) A Member may elect to cease to be a Member of the Plan effective as of the first payment to him of Compensation in any calendar month by giving notice of such cessation to the Plan Administrator on a change of enrollment form 15 days prior to the commencement of such calendar month. However, a former Member who has at any time ceased to be a Member may resume membership in the Plan as of the first payment of

             Compensation to him in any month by complying with the provisions of section 4(b) hereof.

        (e) Where in any particular calendar month a Member has requested a withdrawal of Shares from his Restricted Account, such a Member will be deemed to have elected to have ceased to be a Member for the following 3 calendar months, effective as of the first payment to him of Compensation in the immediately following calendar month, and no Member Contributions may be made by him during such 3 month period. Such a former Member will be reinstated as a Member of the Plan effective as of the first payment to him of Compensation in the calendar month immediately following such 3 month period at the same level of Member Contributions as was in effect in respect of such former Member immediately prior to such 3 month period, unless such former Member has given notice to the Plan Administrator at least 15 days prior to the expiry of such 3 month period that he does not wish his membership in the Plan to be so re-instated.

     6. BASIC EMPLOYER CONTRIBUTIONS
        ----------------------------

        A Participating Employer shall, for each month ending after the Effective Date, make out of profits a Basic Employer Contribution to the Plan in respect of each Member employed by it who made Member Contributions in that month equal to the following percentage of each such Member's Basic Member Contributions:

        If the Member's Member      Then the Participating
        Contributions are:          Employer shall contribute the
                                    following percentage of the Member's
                                    Member Contributions:

        1% of Compensation          100%
        2% of Compensation          65%
        3% to 6% of Compensation    50%

        A Participating Employer shall make no Basic Employer Contribution with respect to the portion of a Member's Member Contributions that exceeds 6% of the Member's Compensation.

     7. ADDITIONAL EMPLOYER CONTRIBUTIONS
        ---------------------------------

        A Participating Employer shall make out of profits an Additional Employer Contribution on or before March 31 of each calendar year (other than, for greater certainty, 1990) in respect of each Accountholder employed by it on the preceding December 31 who has not, during either of the two calendar years immediately preceding such March 31, made a withdrawal from his Restricted Account. The Additional Employer Contribution to be so made in respect of each such



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        Accountholder shall be equal to 10% of the aggregate Basic Employer
        Contributions made by the Participating Employer in respect of such Accountholder while a Member during the earlier of such two immediately preceding calendar years.

        Notwithstanding the foregoing, Fort James-Marathon, Ltd. shall make an Additional Employer Contribution in respect of each Accountholder employed by it on January 22, 2000 who has not, during the period commencing January 1, 1999 and ending January 22, 2000, made a withdrawal from his Restricted Account. Such Additional Employer Contribution shall be equal to 10% of the aggregate Basic Employer Contributions made by Fort James-Marathon, Ltd. in respect of such Accountholder while a Member during the 1999 calendar year.

     8. ACCOUNTS AND ALLOCATIONS TO ACCOUNTHOLDERS
        ------------------------------------------

        (a)  The Trustee shall establish and maintain the following accounts:

             (i) a Restricted Account, to which shall be credited at any particular time Basic Member Contributions made in respect of an Accountholder at any time during the current or immediately preceding calendar year, any Basic Employer Contributions made in respect of the Accountholder at any time during the current or immediately preceding calendar year, any Shares purchased with any such contributions and the net proceeds received by or credited to the Trustee in respect of any sale of such Shares; and

             (ii) an Unrestricted Account, to which shall be credited all other contributions, the amounts referred to in paragraph (c) hereof, any Shares purchased with such contributions or amounts and the net proceeds received by or credited to the Trustee in respect of any sale of such Shares.

        (b) All contributions to the Plan shall be forwarded by a Participating Employer in a timely manner to the Trustee on a monthly basis and shall be allocated by the Trustee to the accounts of Accountholders at the time such contributions are received by the Trustee.

        (c) All income received in respect of the Shares held in an Accountholder's Accounts, and all Shares purchased with such income, shall be allocated by the Trustee to the Accountholder at the time such income is received by or credited to the Trustee or such Shares are purchased.

        (d) All capital gains and capital losses, if any, realized on the disposition by the Trustee of Shares held in an Accountholder's Account shall be allocated to the Accountholder in the Plan Year in which such gains or losses are realized or sustained and, to the extent relevant or necessary, shall be allocated to the Account referred to in paragraph (a) (i) or (ii) in which the Shares in respect of which such capital gains or losses were realized were held.

     8A.  CROWN VANTAGE ACCOUNT
          ---------------------

          (a) In addition to the Accounts required to be maintained by the Trustee in accordance with Section 8(a) hereof, the Trustee shall establish and maintain for each Accountholder on August 28, 1995 a Crown Vantage Account, to which shall be credited:

               (i) the Crown Vantage Shares distributed on August 28,1995 on the Shares in the Accountholder's Accounts in the Plan;

               (ii) any income received in respect of the Crown Vantage Shares held in the Accountholder's Crown Vantage Account, any Crown Vantage Shares purchased by the Trustee in accordance with paragraph (b) of this Section 8A with such income and any interest on any cash held by the Trustee pending the purchase of Crown Vantage Shares as provided in Section 8A(c) hereof;

               (iii) any Crown Vantage Shares received by the Trustee in respect of Crown Vantage Shares held in an Accountholder's Accounts as a result of a stock dividend, stock split or other reorganization of capital in respect of the shares of Crown Vantage; and

               (iv) the net proceeds received by or credited to the Trustee in respect of any sale of any Crown Vantage Shares held in the Accountholder's Crown Vantage Account

          (b) All income received in respect of the Crown Vantage Shares held in an Accountholder's Crown Vantage Account and any interest allocated to the Accountholder's Crown Vantage Account in accordance with paragraph (c) of this Section 8A shall be used by the Trustee as soon as is reasonably possible after the receipt thereof by the Trustee to purchase Crown Vantage Shares on behalf of the Accountholder, which Crown Vantage Shares shall be purchased on the open market at prevailing market prices at the time of such purchase. All Crown Vantage Shares purchased by the Trustee pursuant to the provisions of this Section 8A shall be held by the Trustee in trust on behalf of the applicable Accountholder, and the certificates in respect thereof shall be registered in the name of the Trustee or its nominees. In the event that there is any condition (including, without limitation, any prohibition against trading in the Crown Vantage Shares, whether imposed by statute, rule, regulation, administrative practice, order or injunction) which prevents the Trustee from purchasing Crown Vantage

             Shares, amounts received by the Trustee shall be held in cash in accordance with paragraph (c) below until such condition no longer exists

             The Trustee shall have the right to vote, in person or by proxy, all Crown Vantage Shares held in an Accountholder's Crown Vantage Account.

        (c) Any cash held by the Trustee in respect of an Accountholder pending the purchase of Crown Vantage Shares shall be deposited with a chartered bank or other financial institution authorized under applicable law to take deposits (which may include the Trustee) and any interest thereon shall be allocated to the Accountholder's Crown Vantage Account in accordance with Section 8A(b) hereof.

        (d) All capital gains and capital losses, if any, realized on the disposition by the Trustee of Crown Vantage Shares held in an Accountholder's Crown Vantage Account shall be allocated to the Accountholder in the Plan Year in which such gains or losses are realized or sustained and, to the extent relevant or necessary, shall be allocated to the Accountholder's Crown Vantage Account.

        (e) An Accountholder's Crown Vantage Account shall, for all purposes of the Plan, be treated as an Unrestricted Account.

     9. VESTING
        -------

        All amounts allocated to an Accountholder's Accounts shall vest irrevocably in that Accountholder immediately upon being so allocated.

    10. PURCHASE OF SHARES
        ------------------

        (a) Subject to the provisions of this paragraph and paragraph (b) below, amounts allocated in accordance with sections 8(b) and (c) to an Accountholder's Accounts shall be used by the Trustee as soon as is reasonably possible after the receipt thereof by the Trustee to purchase Shares on behalf of the Accountholder, which Shares shall be purchased on the open market at prevailing market prices at the time of such purchase. All Shares purchased by the Trustee pursuant to the provisions of this section 10 shall be held by the Trustee in trust on behalf of the applicable Accountholder, and the certificates in respect thereof shall be registered in the name of the Trustee or its nominee. In the event that there is any condition (including, without limitation, any prohibition against trading in the Shares, whether imposed by statute, rule, regulation, administrative practice, order or injunction) which prevents the Trustee from purchasing Shares, amounts received by the Trustee shall be held in cash in accordance with paragraph (b) below until such condition no longer exists.

             The Trustee shall have the right to vote, in person or by proxy, all Shares held in an Accountholder's Accounts.

        (b) Any cash held by the Trustee in respect of the Plan pending the purchase of Shares shall be deposited with a chartered bank or other financial institution authorized under applicable law to take deposits (which may include the Trustee) and any interest thereon shall be allocated to the Accountholders in accordance with section 8(c) hereof.

        (c) Pursuant to the Merger Agreement the common shares of Fort James Corporation formerly held for the benefit of Accountholders are exchangeable for cash and Shares. The Trustee shall apply all cash received in respect of the exchange of common shares of Fort James Corporation pursuant to the Merger Agreement as soon as is reasonably possible after the receipt thereof by the Trustee to purchase Shares on behalf of the Accountholder in accordance with the provisions of paragraph (a) of this section and shall credit such Shares together with any Shares received pursuant to the Merger Agreement for the benefit of the Accountholders hereunder to the Accounts of the Accountholders in accordance with section 8 hereof.

    11. PAYMENTS OUT OF THE PLAN
        ------------------------

        (a) An Accountholder may apply to the Plan Administrator to receive a distribution of part or all of his Accounts. Such application shall be made by submitting to the Plan Administrator the withdrawal form prescribed from time to time by the Company at least 15 days prior to the end of any calendar month. Applications for distributions so received shall be processed as soon as possible after the commencement of the following calendar month. Unless an Accountholder has terminated his membership in the Plan and is withdrawing all of his Accounts, in applying for a distribution an Accountholder shall specify a whole number of Shares or Crown Vantage Shares to be distributed to him (not in excess of the number of Shares standing to his credit in his Accounts at the commencement of the month in which the application for distribution is made after taking into account purchases of Shares made with Member Contributions and Employer Contributions made on behalf of the Accountholder in the immediately preceding calendar month) If an Accountholder has terminated his membership in the Plan and is withdrawing all of his Accounts, there shall be distributed to the Accountholder that number of whole Shares or Crown Vantage Shares standing to his credit in his Accounts at the end of the calendar month in which the application is made before crediting the Accounts with any Member Contributions or Employer Contributions for such month, cash in lieu of any fraction of a Share or Crown Vantage Share so standing to his credit, and cash representing his Member Contributions made during such month and any Employer Contributions made on his behalf during such month.

        (b) On the termination of employment of an Accountholder, whether due to severance, retirement, disability or death, or on the Accountholder's employer ceasing to be a Participating Employer, the Trustee shall distribute to the Accountholder (or, in the case of the death of the Accountholder, the beneficiary designated by the Accountholder or, in the absence of such a designation, the Accountholder's personal representative) the Shares or Crown Vantage Shares standing to the credit of the Accountholder in his Accounts at the end of the calendar month in which such event occurs before crediting the Accounts with any Member Contributions or Employer Contributions for such month, cash in lieu of any fraction of a Share or Crown Vantage Share so standing to his credit, and cash representing his Member Contributions made during such month and any Employer Contributions made on his behalf during such month.

        (c) A distribution (other than a distribution from an Accountholder's Crown Vantage Account, which shall be treated as a distribution from the Unrestricted Account) shall be deemed to be made from an Accountholder's Accounts in the following order:

             (i) the Unrestricted Account (other than the portion thereof represented by the Accountholder's Crown Vantage Account); and

             (ii)  the Restricted Account.

        (d) Shares or Crown Vantage Shares distributed pursuant to section 11(a) or (b) shall be registered in the name of the Accountholder or his nominee (or in the case of the death of the Accountholder, in the name of the beneficiary designated by the Accountholder or in the absence of such a beneficiary in the name of the Accountholder's personal representative). For the purposes of sections 11 (a) and (b), cash in lieu of fractions shall be paid at the Market Value on the last business day of the calendar month in which the application for distribution is made or the event giving rise to the distribution occurs, as the case may be.

        (e) An Accountholder may, in lieu of receiving a distribution of whole Shares or Crown Vantage Shares as provided in section 11(a) or (b) hereof, direct in his application to the Plan Administrator that all or a portion of the Shares or Crown Vantage Shares to which he would otherwise be entitled be sold and the net proceeds distributed to him. In the case of participation of an Accountholder in the Plan by reason of such Accountholder's employer ceasing to be a Participating Employer, all distributions shall be made in cash unless the Accountholder elects by the date that is 60 days following the date on which his employer ceases to be a Participating Employer to receive a distribution of shares as provided in section 11(a) or (b) hereof.

    12.  TRANSITIONAL PROVISIONS - MEMBERS OF PRIOR PLAN
         -----------------------------------------------

         (a) Where an Employee who was a member of the Prior Plan on December 31, 1988 made contributions to the Prior Plan after that date, any such contributions made prior to the Effective Date shall be deemed for the purposes of section 6 hereof to be Member Contributions to the Plan and shall, as soon as possible after the Effective Date, be matched by Basic Employer Contributions to the extent provided in section 6 hereof.

         (b) An Employee who was a member of the Prior Plan at December 31, 1988 and who, after December 31,1988 and before the Effective Date, ceased to contribute to the Prior Plan shall, if he elects to become a Member in the Plan as of the Effective Date be entitled to make one or more special contributions to the Plan which shall not in aggregate exceed the aggregate amount which would have been contributed by him to the Prior Plan if he had continued, from the date of his suspension of contributions thereto until the Effective Date, to contribute to the Prior Plan at the contribution level applicable to him on December 31, 1988. Any such special contributions shall be made prior to the end of 1989 and may be made in up to four lump sum installments as provided herein or, with the consent of the Member's Participating Employer, through payroll deductions. Where a Member has elected to make a special contribution or contributions pursuant to this section 12(b), he shall notify the Plan Administrator in writing on the form provided for such purpose at least 15 days prior to the commencement of any of the months of September, October, November and December of 1989 and, unless he has arranged for the making of such contribution or contributions through payroll deductions commencing in the following calendar month, the Member shall provide the Plan Administrator with a cheque in the amount of his contribution at that time. Such special contribution shall be deemed to be Member Contributions made by the Member pursuant to section 5 hereof and shall be matched by Basic Employer Contributions to the extent provided in section 6 hereof.

    13. THE TRUSTEE
        -----------

        The Trustee shall be appointed by the Company. The Company may at any time or times remove any Trustee so appointed and may appoint a successor or successors to fill any vacancy created by any reason whatever.

    14. ACCOUNTHOLDER'S RIGHTS NOT TRANSFERABLE
        ---------------------------------------

        Except as otherwise provided herein:

        (a) No right or interest of any Accountholder in any of the Shares or Crown Vantage Shares held by the Trustee on his behalf under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner but excluding devolution by death or mental incompetency.

        (b)  No attempted assignment or transfer thereof shall be effective.

    15. INTERPRETATION AND REGULATIONS
        ------------------------------

        (a) The Company may make, amend and repeal at any time and from time to time such regulations not inconsistent herewith, as it may deem necessary or advisable for the proper administration and operation of the Plan. In particular, the Company may delegate to the Plan Administrator such administrative duties and powers as it may see fit.

        (b) The Company may amend or discontinue the Plan at any time. No such amendment will, without the consent of an Accountholder, alter or impair the Accountholder's rights or entitlements accrued under the Plan at the effective date of any such amendment.

        (c) Notwithstanding the foregoing sections 15(a) and 15(b), the Company shall have the power to interpret the provisions of the Plan and to make regulations and formulate administrative provisions for carrying them out and to make such changes in the Plan and in the regulations and administrative provisions as, from time to time, the Company deems proper and in its best interests, and the Trustee and the Plan Administrator shall observe same. All decisions and interpretations of the Company respecting the Plan and all rules and regulations made from time to time pursuant hereto, shall be binding and conclusive on the Company, the Plan Administrator, the Trustee, the Participating Employers and on all Accountholders in the Plan and their respective legal representatives and on all Employees eligible under the Plan to participate herein.

        (d) All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties require and the verb shall be read and construed as agreeing with the required word and pronoun.

    16.  COSTS
         -----

         The Company shall pay all costs of administering the Plan, provided however that such costs may be allocated by the Company to the Participating Employers on such reasonable basis as the Company may determine, Brokerage fees will be included in the cost of acquiring Shares or Crown Vantage Shares.

    17.  APPLICABLE LAW
         --------------

         The laws of the Province of Ontario shall apply to this Plan, any amendments thereto, and the administration thereof and all rights and obligations thereunder shall be determined in accordance with such laws.

    18.  ADOPTION OF PLAN
         ----------------

         This Plan was originally adopted by James River-Marathon, Ltd. and Canada Cup Inc. by resolutions of their Boards of Directors dated September 1, 1989 and August 11, 1989, respectively, and James River Corporation of Virginia consented to such adoption by resolution of its Board of Directors dated June 8, 1989. An amended and restated Plan was adopted by James River-Marathon, Ltd. and Canada Cup Inc. by resolutions of their Boards of Directors dated April 17, 1991 and April 11, 1991, respectively. The Plan, as so amended and restated, was effective as of September 1, 1989, provided that section 5(e) hereof took effect as of October 1, 1990 and section 6(b) of the Plan as originally adopted continued in effect until September 30, 1990. The Plan was further amended and restated, effective August 28, 1995, by resolutions of the Board of Directors of James River-Marathon, Ltd. and James River Canada Inc. (successor by amalgamation dated December 25, 1994, to Canada Cup Inc.).